Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

China Medical Technologies, Inc.:

We consent to the use of our report dated September 22, 2006, with respect to the consolidated financial statements of China Medical Technologies, Inc. as of March 31, 2006 and 2005 and for each of the years in the three-year period ended March 31, 2006, incorporated by reference herein.

/s/ KPMG

Hong Kong, China

January 25, 2007